INSERT

                                  EXHIBIT 3.02
                                  ------------

               ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION
                            OF AUGUST PROJECT 1 CORP.


      In accordance with the terms of Section 607.1006 of the Florida Business Corporation Act, AUGUST PROJECT 1 CORP., a Florida corporation (the "Corporation"), hereby adopts the following amendments to its Articles of
Incorporation:

1.    Article IV is hereby amended to read as follows:


                                   ARTICLE IV
                                     SHARES


      The maximum number of shares which this Corporation is authorized to issue is Sixty Million (60,000,000), Fifty Million (50,000,000) of which shall be shares of Common Stock having a par value of $.001 per share, and Ten Million (10,000,000) of which shall be shares of Preferred Stock having a par value of $.001 per share. The relative rights and preferences of the Preferred Stock shall be as determined from time to time by resolution adopted by the Board of Directors.

2.    Article XIII is hereby amended to read as follows:

                                  ARTICLE XIII
                                REGISTERED AGENT

      The name and address of the registered agent of the Corporation is Clayton
E. Parker, c/o Kirkpatrick & Lockhart, 201 South Biscayne Boulevard, 20th Floor, Miami, Florida 33131.

3.    Article IX is hereby added to read as follows:

                                   ARTICLE IX
                                 INDEMNIFICATION

      The officer and directors of the Corporation shall be indemnified to the fullest extent permitted by the laws of the State of Florida.

      In accordance with Section 607.1003 of the Act, the foregoing amendments to the Articles of Incorporation was adopted by written consent of the majority shareholder and sole director of the Corporation dated February ____, 2000, and therefore, the number of votes cast in favor of the amendments was sufficient for its approval.


                              AUGUST PROJECT 1 CORP.,
                              a Florida corporation

                              By:  ________________________________
                                   Earl T. Ingarfield, President

                              Date:  _________________________, 2000